Exhibit 99.1

Rules of the

Marsh & McLennan Companies, Inc.

Irish Savings Related Share Option Scheme (2001)

1. Definitions

1.1	In these Rules the following words and expressions shall have the following meanings:

“Act”		the Taxes Consolidation Act, 1997.

“Adoption Date”		the date on which the Scheme is adopted by the Board.

“Appropriate Period”		has the meaning given to it in paragraph 16(2) of Schedule 12A, to the Act.

“Associated Company”		has the meaning assigned to it by paragraph 1 (1) of Schedule 12A, to the Act.

“Auditors”		the auditors for the time being of the Company or in the event of there being joint auditors such one of them as the Company shall select.

“Board”		the Board of Directors of MMC or a Committee comprising of individuals designated by the Board or a duly appointed representative of the Board.

“Bonus Date”		has the meaning assigned to it by paragraph 18 of Schedule 12A , to the Act.

“Company’’		Marsh & McLennan Companies, Inc. (MMC) whose head office is located at 1166 Avenue of the Americas, New York, NY 10036.

“Control”		has the meaning assigned to it in section 432 to the Act.

“Date of Grant”		the date on which the Board grants an Option in accordance with Rule 4.

“Eligible Employee”		means every person who:

	i.	(a) is an employee of any Participating Company, including a full-time director, and

(b) is chargeable to tax in the Republic of Ireland under Schedule E in respect of that employment, and

(c) who has on 1st October of the relevant year completed 6 months service with any Participating Company or with an Associated Company, and,

(d) is not serving notice of termination of their contract of employment, or

ii. is any other employee or director of a Participating Company, nominated by the Board to be an Eligible Employee,

provided, that no person shall be an Eligible Employee if that person is ineligible to participate in the Scheme by virtue of paragraph 8 , Schedule 12A to the Act.

“Exchange Rate”	on any date on which it falls to be determined, the average US Dollar for Euro spot rate quoted by the Company’s Bankers (being an Irish Clearing Bank) situated in Dublin at 11.00 am on such date.

“Market Value”	The Market Value of a Share on a given date shall be the average of the high and low prices of the MMC Share on the New York Stock Exchange, or if no sales of the Shares were made on said Exchange on that date, the average of the high and low prices of the Share on the immediately preceding business day.

“Maximum Contribution”	the lesser of:

i such maximum monthly contributions as may be permitted pursuant to paragraph 25 of Schedule 12A to the Act; or

ii such sum (being a multiple of €1 and not less than €12) as the Board decides shall apply to every Eligible Employee in respect of that invitation.

“MMC”	Marsh & McLennan Companies, Inc.

“Option”	a right to acquire Shares granted (or to be granted) in accordance with the Rules of the Scheme.

“Option Price”	the price at which each Share subject to an Option may be acquired on the exercise of that Option being subject to Rule 8, the higher of;

i. the nominal value of a share, or

ii. 95% of the Market Value of a Share on the day set by the Board as reflected in the invitation to apply for that Option pursuant to Rule 2.

“Participating Company”	MMC and any other company (being either a company resident in the Ireland or which has a branch or office situated in Ireland) of which MMC has control and which has been nominated by the Company as a Participating Company.

“Scheme Rules”	The rules as contained in this document relating to the Marsh and McLennan Companies, Inc. Irish Savings Related Share Option Scheme.

“Savings Contract”	a contract under a certified contractual savings scheme, within the meaning of Schedule 12B, to the Act.

“The Scheme	means the Marsh and McLennan Companies, Inc. Irish Savings Related Share Option Scheme constituted and governed by these rules as from time to time amended.

“Shares”	fully paid up ordinary shares of MMC, which comply with the provisions of paragraphs 11 to 15 inclusive, Schedule 12A to the Act.

“Specified Age”	age 60 years or such later age provided that this is not later than pensionable age (within the meaning of section 2 of the Social Welfare Consolidation Act 2005) at which the Option holder is bound to retire in accordance with his contract of employment.

“Subsisting Option”	an Option which has neither lapsed nor been exercised.

1.2	Words importing the singular shall include the plural, and vice versa, and importing the masculine shall include the feminine.

1.3	Any reference to any statute (or a particular Part, Chapter or Section thereof) shall mean and include any statutory modification or re-enactment thereof for the time being in force, and any regulations made thereunder.

2. Invitations to Apply for Options

2.1	The Board may invite every Eligible Employee to apply for the grant of an Option to acquire shares in MMC and to enter into a Savings Contract in accordance with the Scheme Rules. The Board may issue the invitations to apply for Options as soon as practicable after the Scheme has been adopted by the Company and after approval for the Scheme has been received from the Revenue Commissioners.

2.2	Each invitation shall specify:

i.	the date, not being less than 14 days after the issue of the invitation, by which the application may be made, and

ii.	the Option Price at which the Shares may be acquired on the exercise of any Option granted in response to the application, and

iii	the maximum permitted aggregate monthly savings contribution being a multiple of €1 and not less than €12, (when taken together with any monthly contributions made under any other similar savings contract), will not exceed the Maximum Contribution.

2.3	Each invitation shall be accompanied by a proposal form for a Savings Contract, and an application form, which will provide for the applicant to state:

i.	the monthly savings contribution (being a multiple of €1 and not less than €12) which he wishes to make under the related Savings Contract, and

ii.	that his proposed monthly savings contribution, when added to any monthly savings contributions then being made under any other Savings Contract linked to an Option granted under the Scheme or any other savings related share option scheme approved by the Revenue Commissioners, will not exceed the Maximum Contribution, and

iii.	whether, for the purposes of determining the number of Shares over which an Option is to be granted, the repayment under the Savings Contract is to be taken as including any bonus payable,

and to authorise the Board to enter on the Savings Contract proposal form such monthly savings contribution, not exceeding the maximum stated on the application form, as shall be determined subject to rule 3 below.

2.4	Each application shall be deemed to be for an Option over the largest whole number of Shares which can be bought at the Option Price with the expected repayment under the related Savings Contract at the appropriate Bonus Date.

3. Scaling Down

3.1	If the Board receives valid applications for Options over an aggregate number of Shares which exceeds the limit determined pursuant to Rule 5 below in respect of that invitation, then the following steps shall be carried out successively to the extent necessary to eliminate the excess:

(i)	by treating an application for a 5 year Savings Contract as an application for a 3 year Savings Contract;

(ii)	by treating each election for a bonus as an election for no bonus;

(iii)	by reducing the proposed monthly contributions pro rata to the excess over such amount as the Board shall determine for this purpose not being less than the minimum monthly contribution permitted under the Savings Contract; or

(iv)	elimination or reduction shall be carried out on such basis as the Board, with the prior approval of the Revenue Commissioners, determine to be fair and reasonable.

3.2	If the number of Shares available is insufficient to enable an Option based on monthly contributions of the minimum amount permitted under the Savings Contract to be granted to each Eligible Employee making a valid application, the Board may, determine in its absolute discretion that no Options shall be granted.

3.3	If the Board so determines, the provisions in Rule 3.1 may be modified or applied in any manner as may be agreed in advance with the Irish Revenue Commissioners.

3.4	Each application shall be deemed to have been modified or withdrawn in accordance with the application of the foregoing provisions and the Board shall complete each Savings Contract proposal form to reflect any reduction in the monthly savings contribution resulting therefrom.

4. Grant of Options

4.1	No later than the thirtieth day or if Rule 3 applies the forty second day following the day on which the invitations were issued pursuant to Rule 2, the Board shall grant to each applicant who is still an Eligible Employee and is not precluded from participation in the Scheme by virtue of paragraph 8 of Schedule 12A to the Act, an Option over the number of Shares for which, pursuant to Rule 2.4 and subject to Rule 3, he is deemed to have applied.

As soon as possible after Options have been granted the Board shall issue an Option certificate in respect of each Option in such form, not inconsistent with these Rules, as the Board may determine.

4.2	No Option may be transferred, assigned or charged, and any purported transfer, assignment or charge shall cause the Option to lapse forthwith. Each Option certificate shall carry a statement to this effect.

4.3	Certificates for Shares purchased under the Scheme may be registered only in the name of the employee.

5. Limitations on Grants

5.1	The aggregate number of Shares which may be made available under the Scheme shall not exceed 420,000.

5.2	The Board may, before issuing invitations on any occasion, determine a limit on the number of Shares, which are to be available in respect of that invitation in order to ensure that Shares remain available for subsequent invitations.

5.3	If the aggregate number of Shares with respect to which the Board receives valid applications for Options exceeds the limits determined pursuant to Rule 5.1 in respect of that invitation, the steps outlined at 3.1 shall be carried out.

5.4	No Option shall be granted to an Eligible Employee if the monthly savings contribution under the related Savings Contract, when added to the monthly savings contributions then being made under any other Savings Contract, would exceed the Maximum Contribution.

6. Exercise of Options

6.1	Subject to Rule 9 any Subsisting Option may be exercised in whole or in part at any time following the earliest of the following events:

i.	the relevant Bonus Date if, on the day of exercise, the option holder is an employee or director of a Participating Company, or

ii.	the death of the Option holder, or

iii.	the Option holder ceasing to be a director or employee of any Participating Company by reason of injury, disability, redundancy within the meaning of the Redundancy Payments Acts, 1967 to 1991 or retirement on reaching the Specified Age, or

iv	the Option holder ceasing to be a director or employee of any Participating Company by reason only that:

(a)	the office or employment is in a company which the Company ceases to have Control, or

(b)	the office or employment relates to a business or part of a business which is transferred to a person who is neither an associated company nor a company of which the Company has Control.

v.	the relevant Bonus Date, where an option holder holds an office or employment in a company which is not a Participating Company but which is

(a)	an Associated Company of the Company, or

(b)	a company of which the Company has Control.

vi.	the Option holder ceasing to be a director or employee of any Participating Company more than three years after the Date of Grant of the relative option for any reason/s determined by the Board provided that such reason/s shall then apply to all Eligible Employees.

6.2	An Option shall lapse on the earliest of the following events:

i.	except where the Option holder has died, the expiry of six months following the Bonus Date, or

ii.	where the Option holder died during the six months following the Bonus Date the first anniversary of the Bonus Date, or

iii.	where the Option holder has died before the Bonus Date, the first anniversary of his death, or

iv.	unless the Option holder has died, the expiry of six months after the Option has become exercisable by virtue of paragraph iii. of Rule 6.1, or

v.	the expiry of six months after the Option has become exercisable by virtue of paragraph (iv) or (vi) of Rule 6.1 or in accordance with Rule 7, or

vi.	the Option holder ceasing to be a director or employee of any Participating Company, howsoever that cessation occurs whether lawful or unlawful, in circumstances in which the Option does not become exercisable, or

vii.	the Option holder becoming bankrupt.

6.3	No person shall be treated for the purposes of this Rule 6 as ceasing to be employed by a Participating Company until he is no longer employed by the Company, any Associated Company or a company of which the Company has Control.

6.4	If an Option holder continues to be employed by a Participating Company after the date on which he reaches Specified Age he may exercise any Subsisting Option within six months following that date.

7. Take-overs and Liquidations

7.1	If any person obtains Control of the Company as a result of making:

i.	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on condition such that if it is satisfied the person making the offer will have Control of the Company, or

ii.	a general offer to acquire all the shares in the Company which are of the same class as the Shares then any Subsisting Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2	If under section 201 of the Companies Act, 1963, the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, any Subsisting Option may be exercised within six months of the Court sanctioning the compromise or arrangement.

7.3	If any person becomes bound or entitled to acquire shares in the Company, under section 204 of the Companies Act, 1963, any Subsisting Option may be exercised at any time when that person remains so bound or entitled.

7.4	If as a result of the events specified in Rules 7.1 or 7.2 a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in Rule 7.3, the Option holder may, by agreement with the other company (the “Acquiring Company”), within the Appropriate Period, release each Subsisting Option (the “Old Option”) for an Option (the “New Option”) which satisfies the conditions that it:

i.	is over shares in the Acquiring Company or some other company falling within paragraph (b) or paragraph (c) of Paragraph 11, Schedule 12A to the Act, which satisfy the conditions specified in Paragraphs 11 to 15 inclusive, Schedule 12A to the Act, and

ii.	is a right to acquire such number of such shares as has on acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the Shares subject to the Old Option on its release, and

iii.	has a Option Price per share such that the aggregate price payable on the complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option, and

iv.	is otherwise identical in terms to the Old Option.

This New Option shall, for all other purposes of the Scheme, be treated as having been acquired at the same time as the Old Option.

Where any New Options are granted pursuant to this Rule 7.4, Rules 7, 8, 9, 10.1 and 10.3 to 10.6 shall, in relation to the New Options, be construed as if referring to the Acquiring Company or, as the case may be, to the other company to whose shares the New Options relate, and to the shares in that other company, but references to Participating Company shall continue to be construed as if references to the Company were references to MMC.

7.5	If the Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.

7.6	For the purposes of this Rule 7 other than Rule 7.4 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

7.7	The exercise of an Option pursuant to the preceding provisions of the Rule 7 shall be subject to the provisions of Rule 9 below.

7.8	Where in accordance with Rule 7.4 Subsisting Options are released and New Options granted, the New Options shall not be exercisable in accordance with Rules 7.1, 7.2, and 7.3 above by virtue of the event by reason of which the New Options were granted.

8. Variation of Share Capital

8.1	In the event of any variation in the share capital of the Company by way of capitalisation or rights issue or any consolidation, sub-division or reduction or otherwise, the number of Shares subject to any Option and the Option Price for each of those shares shall be adjusted in such manner as the Board confirms to be fair and reasonable provided that:

i.	the aggregate amount payable on the exercise of an Option in full is neither materially changed nor increased beyond the expected repayment under the Savings Contract at the appropriate Bonus Date, and

ii.	the Option Price for a Share is not reduced below its nominal value, and

iii.	no adjustment shall be made without the prior written approval of the Revenue Commissioners, and

iv.	following the adjustment the Shares continue to satisfy the conditions specified in Paragraphs 11 to 15 inclusive, Schedule 12A to the Act.

9. Manner of Exercise of Options

9.1	No Option shall be exercised by an individual at any time when he is, or by the personal representatives of an individual who at the date of his death was, precluded by Paragraph 8, of Schedule 12A to the Act from participating in the Scheme

9.2	No Option shall be exercised at any time when the shares, which may thereby be acquired, are not Shares as defined in Rule 1.1.

9.3	An Option shall only be exercised over the number of Shares, which may be purchased with the sum obtained by way of repayment under the related Savings Contract.

9.4	An Option shall be exercised by the Option holder, or as the case may be, his personal representatives, giving notice to the Company in writing of the number of Shares in respect of which he wishes to exercise the Option accompanied by the appropriate payment (which shall not exceed the sum obtained by way of repayment under the related Savings Contract) and the relevant option certificate, and shall be effective on the date of its receipt by the Company.

9.5	Shares shall be transferred, allotted or issued pursuant to a notice of exercise within thirty days of the date of exercise. Save for any rights determined by reference to a date, preceding the date of transfer or allotment, such Shares shall rank pari passu with the other Shares of the same class in issue at that date of transfer or allotment.

9.6	When an Option is exercised only in part, it shall lapse to the extent of the unexercised balance.

9.7	For the purposes of Rules 9.3 and 9.4 above, any repayment under the related Savings Contract shall exclude the repayment of any contribution, the due date for payment of which falls more than one month after the date on which the payment is due.

10. Administration and Amendment

10.1	The Scheme shall be administered by the Board whose decision on all disputes shall be final.

10.2	The Board may from time to time amend these Rules provided that:

i.	no amendment shall materially affect an option holder as regards an Option granted prior to the amendment being made, and

ii.	no amendment shall be made which would make the terms on which Options may be granted materially more generous or would increase the limit specified in Rule 5.1 without the prior approval of the Company in general meeting, and

iii.	no amendment shall be made without the prior written approval of the Revenue Commissioners.

10.3	The costs of establishing and operating the Scheme shall be borne by the Participating Companies in such proportions as the Board shall determine.

10.4	Any notice or other communication under or in connection with the Scheme may be given in such manner as the Participating Company consider to be appropriate which may include by personal delivery, by email, IVR, internet (electronic communication) or by post, items sent by post shall be pre-paid and shall be deemed to have been received seventy two hours after posting, in the case of a company to its registered office or to such other address notified for this purpose to the person giving the notice. Employees have given their consent to receiving information by electronic means.

10.5	MMC Shares which are to be delivered under the Scheme may be obtained through MMC from MMC’s treasury, by purchases on the open market or from private sources, or by issuing authorised but unissued Shares. Authorised but unissued Shares may not be delivered under the Scheme if the purchase price thereof is less than the par value of the Shares.

10.6	MMC shall at all times keep available sufficient authorised and unissued and/or treasury Shares to satisfy the exercise to the full extent still possible of all options which have neither lapsed nor been fully exercised, taking account of any other obligations of MMC to issue Shares.

10.7	The Board may at any time terminate the Scheme as it may deem advisable. On termination of the Scheme no other Options will be granted but in all other respects the provisions of the Scheme will remain in force.

11. General

11.1	All eligible employees shall be eligible to participate in the Scheme on similar terms.